Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Arcadia Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, to be issued under the ESPP	Rules 457(c) and 457(h)	546(2)	$3.90(3)	$2,129	$0.0001102	$0.23
Equity	Common Stock, par value $0.001 per share, to be issued under the 2015 Plan	Rules 457(c) and 457(h)	24,642(4)	$4.58(5)	$112,860	$0.0001102	$12.44
Total Offering Amounts							$12.67
Total Fee Offsets							$0
Net Fee Due							$12.67

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s 2015 Employee Stock Purchase Plan, as amended (the “ESPP”), or the 2015 Omnibus Equity Incentive Plan, as amended (the “2015 Plan”), by reason of any stock dividend, stock split, recapitalization or similar transactions.

(2)	Represents 546 additional shares of common stock authorized as of January 1, 2023, under the evergreen provision of the ESPP.

(3)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to 85% of $4.58, the average of the high and low sales price of a share of the registrant’s common stock as reported on The NASDAQ Capital Market on May 18, 2023. Pursuant to the ESPP, shares are sold at 85% of the lesser of the fair market value of such shares on the first trading day of the offering period and the last trading day of the purchase period.

(4)	Represents 24,642 additional shares of common stock authorized as of January 1, 2023, under the evergreen provision of the 2015 Plan.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act, based upon the average of the high and low prices of the registrant’s common stock as reported on The NASDAQ Capital Market on May 18, 2023.